Supplement dated June 16, 2023, to the Prospectus Dated Sept. 26, 2022
Product Name	Prospectus Form #
RiverSource® Structured SolutionsSM annuity	PRO 9103_12_A01 (9/22)
This supplement supersedes and replaces supplement dated April 24, 2023.
The purpose of this Supplement is to correct a typographical error in the Appendix G: Additional Proxy Value Details (for Contracts with application dates on or after April 24, 2023) by adding a disclosure for (3) the Present Value of Annual Fees (applicable only for Segments with an Annual Fee).
The information in this Supplement modifies certain information contained in the above referenced prospectus (the “Prospectus”) issued by RiverSource Life insurance Company for contracts with application dates on or after April 24, 2023. This information in this Supplement does not modify any information for contracts with application dates prior to April 24, 2023.
Please read it carefully and keep it with your Prospectus for future reference. This Supplement incorporates the Prospectus by reference. Unless otherwise indicated, all other information included in your Prospectus remains unchanged. The terms we use in this Supplement have the same meaning as in your Prospectus.
The purpose of this Supplement is to provide you with information regarding how the Segment Value will be calculated for contracts with application dates on or after April 24, 2023. The Segment Value will be calculated using a new formula for the Hypothetical Value of Fixed Assets component. The new Hypothetical Value of Fixed Assets formula is reflected in Appendix G herein. For additional details, see also the “Indexed Account(s) Value – Segment Value after the Segment start date and before the Segment Maturity Date” section of the prospectus.
I. In the “Indexed Account(s) Value – Segment Value after the Segment start date and before the Segment Maturity Date” section of the prospectus, starting on page 30 we add the following at the end:
For information on how We determine the proxy value, including how We determine the Hypothetical Value of Derivatives, Hypothetical Value of Fixed Assets and Present Value of Annual Fees, for Contracts with application dates on or after April 24, 2023, see Appendix G. For examples of how the Investment Base is impacted by a partial surrender, see Appendix D.
For examples of the Segment Value calculation for Contracts with application dates on or after April 24, 2023, see Appendix H.
II. For contracts with application dates on or after April 24, 2023, additional proxy value details are stated in the new “Appendix G: Additional Proxy Value Details (for Contracts with application dates on or after April 24, 2023)”:
Appendix G: Additional Proxy Value Details (for Contracts with application dates on or after April 24, 2023)
The proxy value for the portfolio of assets is a factor equal to the sum of (1) the Hypothetical Value of Derivatives plus (2) the Hypothetical Value of Fixed Assets less (3) the Present Value of Annual Fees (applicable only for Segments with an Annual Fee). Descriptions of how We determine the Hypothetical Value of Derivatives, Hypothetical Value of Fixed Assets and Present Value of Annual Fees are set forth below.
(1) Hypothetical Value of Derivatives.
At the start of each Segment, a hypothetical portfolio of options is created and tracked which replicates the applicable Cap or Contingent Yield and applicable Buffer, Floor, or Trigger. The Hypothetical Value of Derivatives is equal to the estimated exit value of this hypothetical portfolio.
For Segments that do not have an annual lock, the following options will be used, each of which will be valued using an option pricing formula:
(A)
At-the-Money Call: This represents the market value of the potential to receive an amount equal to the percentage growth in the Index during the Segment.
(B)
Out-of-the-Money Call: This represents the market value of the potential for gain in excess of the Cap (if applicable).
(C)
At-the-Money Put: If the Segment has a floor, this represents the market value of the potential for losses that may occur in the Segment. This option is not used if the Segment has a Buffer.
(D)
Out-of-the-Money Put: This represents the market value of the potential to receive an amount equal to the excess loss beyond the applicable Buffer, Floor or Trigger.

(E)
Out-of-the-Money Binary Put: This represents the market value of the potential to receive a fixed amount whenever losses are beyond the applicable Buffer or Trigger.
For Segments with a Cap and a Buffer:
Hypothetical Value of Derivatives = Upside Participation Rate * (A – B) – D.
For Segments with a Buffer and no declared Cap:
Hypothetical Value of Derivatives = Upside Participation Rate * A – D.
For Segments with a Cap and a Floor:
Hypothetical Value of Derivatives = Upside Participation Rate * (A – B) – C + D.
For Segments with a Floor and with no declared Cap:
Hypothetical Value of Derivatives = Upside Participation Rate * A – C + D.
For Segments with a Contingent Yield and Buffer:
Hypothetical Value of Derivatives = Present value of Contingent Yield(1) – Contingent Yield * E – D
For Segments with a Contingent Yield and a Trigger:
Hypothetical Value of Derivatives = Present value of Contingent Yield(1)– (Contingent Yield – Trigger) * E – D
For Segments with an Annual Lock, We designate and value a replicating derivative structure which is tied to the compounded performance for each year of the Annual Lock.
The following market inputs will be used:
Implied Volatility: This input will vary by the time to the Segment Maturity Date and moneyness (a measure of the difference between an option’s strike price and the current Index value). Linear interpolation between available market inputs will be used to approximate the volatility for a particular option.
Risk-Free Interest Rate: This input will vary by the time to the Segment Maturity Date. Linear interpolation will be used to approximate the risk-free rate for a particular option.
Index Forward: This input is the cost of delivering the Index at a specified date in the future. This cost is driven by current interest rates and projected dividend rates. It will vary by the time to the Segment Maturity Date. Linear interpolation will be used to approximate the forward used for a particular option.
If these market inputs are not available for a Business Day, the market inputs will be based on the prior Business Day’s values.
Additionally, the Hypothetical Value of Derivatives will be adjusted for the potential transaction costs of exiting derivative positions before the Segment Maturity Date. This adjustment may result in a lower Segment Value and helps protect us from the trading risks that may arise when exiting derivative positions.
(1)The "present value of Contingent Yield" is calculated by discounting the Contingent Yield from the Segment Maturity Date to the current date at a risk-free interest rate.
(2) Hypothetical Value of Fixed Assets.
The Hypothetical Value of Fixed Assets is calculated as follows:
1	*Rate Adjustment
(1 + Initial Value)M
Where:
Initial Value	=
A value calculated so Your Segment Value on the Segment start date, prior to any adjustment for exit costs made to the Hypothetical Value of Derivatives, will be equal to Your Investment Base.
The Initial Value will not change during the Segment.

M	=	The number of full and partial years remaining in Your Segment
Rate Adjustment	=	An estimate of the change in fixed asset values that has occurred since the start of Your Segment.
The Rate Adjustment is equal to:
(1 + Reference Rate as of the Segment Start Date	)	Rate Adjustment Tenor
1 + Reference Rate as of the current date
Where:
Rate Adjustment Tenor = Segment Duration*(M/Segment Duration)Rate Adjustment Exponent
Segment Duration = The initial length of the segment in years

Reference Rate = A rate representing current yields. Currently we are using the Bloomberg US Agg Credit Index – Yield to Worst rate. We may change the external index being used at any time.
Rate Adjustment Exponent = The current value is 0.5. We may change this value for new segments between the values of 0.2 and 1.
(3) Present Value of Annual Fees. Applicable only for Segments with an Annual Fee.
It is calculated as follows:
(Annual Fee) x (number of years in the Segment)	Where:
(1 + r)M

r	=	A risk-free interest rate based on the Segment Maturity Date
M	=	The number of full and partial years remaining in Your Segment
The Rate Adjustment Factor will help offset the initial present value of Annual Fees so it does not immediately lower Your Segment Value.
III. Examples of the Segment Value Calculation for Contracts with application dates on or after April 24, 2023, are stated in the new Appendix H: Examples – Segment Value Calculation (for Contracts with application dates on or after April, 24, 2023)”:
Appendix H: Examples – Segment Value Calculation (for Contracts with application dates on or after April 24, 2023)
The following pages contain hypothetical examples showing the calculation of Segment Values after the Segment start date and before the Segment Maturity Date. Each example also demonstrates the effect of a partial surrender. The examples are calculated across four different hypothetical Index return scenarios: 10%, -10%, 30%, and -30% with a stated interest rate assumption. In addition to the Segment Value, a hypothetical investment with Index returns is shown for comparison purposes.
For each Segment, the Segment Value is reduced by the dollar amount of the surrender and the Investment Base will be reduced proportionally based on the percentage of Segment Value that is withdrawn. If at the time of surrender the Segment Value is less than the Investment Base, the Investment Base will be reduced by an amount greater than the dollar amount of the partial surrender. If at the time of surrender the Segment Value is greater than the Investment Base, the Investment Base will be reduced by an amount less than the dollar amount of the partial surrender. The reduced Investment Base will impact all future daily Segment Values including the Segment Value on the Segment Maturity Date.
Examples 1 through 4 use the Point-to-Point with a Cap and Buffer Crediting Method.
Example 5 uses the Point-to-Point with an Annual Fee and Buffer Crediting Method.
Example 6 uses the Annual Lock with a Buffer Crediting Method.
Example 7 uses the Point-to-Point with a Contingent Yield and Buffer Crediting Method.
Example 8 uses the Point-to-Point with a Contingent Yield and Trigger Crediting Method.
You generally will not receive the full protection of the Buffer, Floor or Trigger prior to Segment maturity. It is possible that You would see no protection from the Buffer or Floor until Segment maturity. It is also possible that you would see no protection from the Trigger during a Segment and at Segment Maturity. As a Segment moves closer to maturity, the Segment Value would generally reflect a larger portion of the Buffer or Floor protection. To the extent there is any protection from the Buffer, Floor, or Trigger during a Segment, it is reflected in the proxy value.
Note all components of the proxy value are stated as a percent for consistency.
The examples use hypothetical values and are not necessarily indicative of actual results. Segment returns will vary over the course of a Segment. Segments with longer durations may be more likely to reflect hypothetical index return assumptions.
All partial surrenders are assumed to include any applicable Surrender Charges.

Assumptions for All Scenarios
Example Number	#1	#2	#3	#4	#5	#6	#7	#8
Segment Type	1 Year Cap and Buffer	3 Year Cap and Buffer	6 Year Cap and Buffer	6 Year Cap and Buffer	1 Year Annual Fee	3 Year Annual Lock	1 Year Contingent Yield and Buffer	1 Year Contingent Yield and Trigger
Investment Base	$1,000.00	$1,000.00	$1,000.00	$1,000.00	$1,000.00	$1,000.00	$1,000.00	$1,000.00
Segment Duration (months)	12	36	72	72	12	36	12	12
Months Since Segment Start Date	3	18	12	69	6	3	3	6
Buffer or Trigger Percentage	-10%	-15%	-25%	-25%	-10%	-10%	-10%	-25%
Cap or Contingent Yield	11%	30%	100%	100%	No Cap	11%	6%	6%
Upside Participation Rate	100%	100%	100%	100%	100%	100%	N/A	N/A
Annual Fee (if applicable)	N/A	N/A	N/A	N/A	1.50%	N/A	N/A	N/A
Months Remaining in Segment	9	18	60	3	6	33	9	6
Scenario A.
Assuming the change in the Index Value is 10% (for example from 100.00 to 110.00) since the Segment Start Date and there is no change in interest rates. The Months Since Segment Start Date for each example is stated above in the Assumptions for All Scenarios.
Example Number	#1	#2	#3	#4	#5	#6	#7	#8
Segment Type	1 Year Cap and Buffer	3 Year Cap and Buffer	6 Year Cap and Buffer	6 Year Cap and Buffer	1 Year Annual Fee	3 Year Annual Lock	1 Year Contingent Yield and Buffer	1 Year Contingent Yield and Trigger
Hypothetical Value of Derivatives Excluding Transaction Costs	5.17%	9.98%	16.57%	11.00%	11.80%	6.21%	4.05%	5.77%
Less Estimated Transaction Costs	0.15%	0.30%	1.00%	0.05%	0.10%	0.55%	0.75%	0.50%
1. Hypothetical Value of Derivatives	5.02%	9.68%	15.57%	10.95%	11.70%	5.66%	3.30%	5.27%
2. Hypothetical Value of Fixed Assets	99.57%	98.63%	91.45%	99.55%	98.39%	98.47%	99.61%	98.72%
3. Present Value of Annual Fees	0.00%	0.00%	0.00%	0.00%	1.48%	0.00%	0.00%	0.00%
4. Proxy Value = #1 + #2 - #3	104.58%	108.31%	107.02%	110.51%	108.61%	104.13%	102.92%	104.00%
5. Prorated Cap or Contingent Yield	102.75%	115.00%	116.67%	195.83%	No Cap	102.75%¹	101.50%	103.00%
6.Segment Value = Investment Base * Lesser of #4 and #5	$1,027.50	$1,083.12	$1,070.23	$1,105.05	$1,086.06	$1,027.50	$1,015.00	$1,030.00
Hypothetical $1000 Investment With 10% Return[2]	$1,100.0	$1,100.0	$1,100.0	$1,100.0	$1,100.0	$1,100.00	$1,100.00	$1,100.00
Segment Value Less Hypothetical Investment	-$ 72.50	-$ 16.88	-$ 29.77	$5.05	-$ 13.94	-$ 72.50	-$ 85.00	-$ 70.00
Impact to Values Due to Partial Surrender
7. Partial Surrender Amount	$100	$100	$100	$100	$100	$100	$100	$100

Example Number	#1	#2	#3	#4	#5	#6	#7	#8
Segment Type	1 Year Cap and Buffer	3 Year Cap and Buffer	6 Year Cap and Buffer	6 Year Cap and Buffer	1 Year Annual Fee	3 Year Annual Lock	1 Year Contingent Yield and Buffer	1 Year Contingent Yield and Trigger
8. Proportionate Adjustment to Investment Base = Investment Base * (#7 / #6)	$97.32	$92.33	$93.43	$90.49	$92.08	$97.32	$98.52	$97.09
9. Investment Base After Partial Surrender = Investment Base - #8	$902.68	$907.67	$906.56	$909.51	$907.92	$902.68	$901.48	$902.91
10.Segment Value After Partial Surrender = #9 * Lesser of #4 and #5	$927.50	$983.12	$970.23	$1,005.05	$986.06	$927.50	$915.00	$930.00
Hypothetical $1000 Investment With 10% Return[2]	$1,000.00	$1,000.00	$1,000.00	$1,000.00	$1,000.00	$1,000.00	$1,000.00	$1,000.00
Segment Value Less Hypothetical Investment	-$ 72.50	-$ 16.88	-$ 29.77	$5.05	-$ 13.94	-$ 72.50	-$ 85.00	-$ 70.00
Scenario B.
Assuming the change in the Index Value is -10% (for example from 100.00 to 90.00) since the Segment Start Date and there is no change in interest rates. The Months Since Segment Start Date for each example is stated above in the Assumptions for All Scenarios.
Example Number	#1	#2	#3	#4	#5	#6	#7	#8
Segment Type	1 Year Cap and Buffer	3 Year Cap and Buffer	6 Year Cap and Buffer	6 Year Cap and Buffer	1 Year Annual Fee	3 Year Annual Lock	1 Year Contingent Yield and Buffer	1 Year Contingent Yield and Trigger
Hypothetical Value of Derivatives Excluding Transaction Costs	-4.14%	-1.43%	4.16%	0.62%	-3.10%	-2.97%	-3.23%	1.82%
Less Estimated Transaction Costs	0.15%	0.30%	1.00%	0.05%	0.10%	0.55%	0.75%	0.50%
1. Hypothetical Value of Derivatives	-4.29%	-1.73%	3.16%	0.57%	-3.20%	-3.52%	-3.98%	1.32%
2. Hypothetical Value of Fixed Assets	99.57%	98.63%	91.45%	99.55%	98.39%	98.47%	99.61%	98.72%
3. Present Value of Annual Fees	0.00%	0.00%	0.00%	0.00%	1.48%	0.00%	0.00%	0.00%
4. Proxy Value = #1 + #2 - #3	95.28%	96.90%	94.62%	100.12%	93.71%	94.95%	95.64%	100.04%
5. Prorated Cap or Contingent Yield	102.75%	115.00%	116.67%	195.83%	No Cap	102.75%¹	101.50%	103.00%
6.Segment Value = Investment Base * Lesser of #4 and #5	$952.79	$969.01	$946.15	$1,001.24	$937.06	$949.48	$956.38	$1,000.43
Hypothetical $1000 Investment With -10% Return[2]	$900.00	$900.00	$900.00	$900.00	$900.00	$900.00	$900.00	$900.00
Segment Value Less Hypothetical Investment	$52.79	$69.01	$46.15	$101.24	$37.06	$49.48	$56.38	$100.43
Impact to Values Due to Partial Surrender
7. Partial Surrender Amount	$100	$100	$100	$100	$100	$100	$100	$100

Example Number	#1	#2	#3	#4	#5	#6	#7	#8
Segment Type	1 Year Cap and Buffer	3 Year Cap and Buffer	6 Year Cap and Buffer	6 Year Cap and Buffer	1 Year Annual Fee	3 Year Annual Lock	1 Year Contingent Yield and Buffer	1 Year Contingent Yield and Trigger
8. Proportionate Adjustment to Investment Base = Investment Base * (#7 / #6)	$104.95	$103.20	$105.69	$99.88	$106.72	$105.32	$104.56	$99.96
9. Investment Base After Partial Surrender = Investment Base - #8	$895.05	$896.80	$894.31	$900.12	$893.28	$894.68	$895.44	$900.04
10.Segment Value After Partial Surrender = #9 * Lesser of #4 and #5	$852.79	$869.01	$846.15	$901.24	$837.06	$849.48	$856.38	$900.43
Hypothetical $1000 Investment With -10% Return[2]	$800.00	$800.00	$800.00	$800.00	$800.00	$800.00	$800.00	$800.00
Segment Value Less Hypothetical Investment	$52.79	$69.01	$46.15	$101.24	$37.06	$49.48	$56.38	$100.43
Scenario C.
Assuming the change in the Index Value is 30% (for example from 100.00 to 130.00) since the Segment Start Date and there is no change in interest rates. The Months Since Segment Start Date for each example is stated above in the Assumptions for All Scenarios.
Example Number	#1	#2	#3	#4	#5	#6	#7	#8
Segment Type	1 Year Cap and Buffer	3 Year Cap and Buffer	6 Year Cap and Buffer	6 Year Cap and Buffer	1 Year Annual Fee	3 Year Annual Lock	1 Year Contingent Yield and Buffer	1 Year Contingent Yield and Trigger
Hypothetical Value of Derivatives Excluding Transaction Costs	9.29%	18.56%	28.34%	29.99%	30.12%	10.42%	5.66%	5.92%
Less Estimated Transaction Costs	0.15%	0.30%	1.00%	0.05%	0.10%	0.55%	0.75%	0.50%
1. Hypothetical Value of Derivatives	9.14%	18.26%	27.34%	29.94%	30.02%	9.87%	4.91%	5.42%
2. Hypothetical Value of Fixed Assets	99.57%	98.63%	91.45%	99.55%	98.39%	98.47%	99.61%	98.72%
3. Present Value of Annual Fees	0.00%	0.00%	0.00%	0.00%	1.48%	0.00%	0.00%	0.00%
4. Proxy Value = #1 + #2 - #3	108.70%	116.90%	118.80%	129.49%	126.92%	108.35%	104.52%	104.14%
5. Prorated Cap or Contingent Yield	102.75%	115.00%	116.67%	195.83%	No Cap	102.75%¹	101.50%	103.00%
6.Segment Value = Investment Base * Lesser of #4 and #5	$1,027.50	$1,150.00	$1,166.67	$1,294.94	$1,269.22	$1,027.50	$1,015.00	$1,030.00
Hypothetical $1000 Investment With 30% Return[2]	$1,300.00	$1,300.00	$1,300.00	$1,300.00	$1,300.00	$1,300.00	$1,300.00	$1,300.00
Segment Value Less Hypothetical Investment	-$ 272.50	-$ 150.00	-$ 133.33	-$ 5.06	-$ 30.78	-$ 272.50	-$ 285.00	-$ 270.00
Impact to Values Due to Partial Surrender
7. Partial Surrender Amount	$100	$100	$100	$100	$100	$100	$100	$100

Example Number	#1	#2	#3	#4	#5	#6	#7	#8
Segment Type	1 Year Cap and Buffer	3 Year Cap and Buffer	6 Year Cap and Buffer	6 Year Cap and Buffer	1 Year Annual Fee	3 Year Annual Lock	1 Year Contingent Yield and Buffer	1 Year Contingent Yield and Trigger
8. Proportionate Adjustment to Investment Base = Investment Base * (#7 / #6)	$97.32	$86.96	$85.71	$77.22	$78.79	$97.32	$98.52	$97.09
9. Investment Base After Partial Surrender = Investment Base - #8	$902.68	$913.04	$914.29	$922.78	$921.21	$902.68	$901.48	$902.91
10.Segment Value After Partial Surrender = #9 * Lesser of #4 and #5	$927.50	$1,050.00	$1,066.67	$1,194.94	$1,169.22	$927.50	$915.00	$930.00
Hypothetical $1000 Investment With 30% Return[2]	$1,200.00	$1,200.00	$1,200.00	$1,200.00	$1,200.00	$1,200.00	$1,200.00	$1,200.00
Segment Value Less Hypothetical Investment	-$ 272.50	-$ 150.00	-$ 133.33	-$ 5.06	-$ 30.78	-$ 272.50	-$ 285.00	-$ 270.00
Scenario D.
Assuming the change in the Index Value is -30% (for example from 100.00 to 70.00) since the Segment Start Date and there is no change in interest rates. The Months Since Segment Start Date for each example is stated above in the Assumptions for All Scenarios.
Example Number	#1	#2	#3	#4	#5	#6	#7	#8
Segment Type	1 Year Cap and Buffer	3 Year Cap and Buffer	6 Year Cap and Buffer	6 Year Cap and Buffer	1 Year Annual Fee	3 Year Annual Lock	1 Year Contingent Yield and Buffer	1 Year Contingent Yield and Trigger
Hypothetical Value of Derivatives Excluding Transaction Costs	-19.74%	-15.64%	-8.73%	-5.95%	-19.73%	-18.16%	-19.48%	-23.03%
Less Estimated Transaction Costs	0.15%	0.30%	1.00%	0.05%	0.10%	0.55%	0.75%	0.50%
1. Hypothetical Value of Derivatives	-19.89%	-15.94%	-9.73%	-6.00%	-19.83%	-18.71%	-20.23%	-23.53%
2. Hypothetical Value of Fixed Assets	99.57%	98.63%	91.45%	99.55%	98.39%	98.47%	99.61%	98.72%
3. Present Value of Annual Fees	0.00%	0.00%	0.00%	0.00%	1.48%	0.00%	0.00%	0.00%
4. Proxy Value = #1 + #2 - #3	79.67%	82.69%	81.73%	93.55%	77.08%	79.76%	79.39%	75.19%
5. Prorated Cap or Contingent Yield	102.75%	115.00%	116.67%	195.83%	No Cap	102.75%¹	101.50%	103.00%
6.Segment Value = Investment Base * Lesser of #4 and #5	$796.73	$826.95	$817.28	$935.54	$770.75	$797.64	$793.89	$751.94
Hypothetical $1000 Investment With -30% Return[2]	$700.00	$700.00	$700.00	$700.00	$700.00	$700.00	$700.00	$700.00
Segment Value Less Hypothetical Investment	$96.73	$126.95	$117.28	$235.54	$70.75	$97.64	$93.89	$51.94
Impact to Values Due to Partial Surrender
7. Partial Surrender Amount	$100	$100	$100	$100	$100	$100	$100	$100

Example Number	#1	#2	#3	#4	#5	#6	#7	#8
Segment Type	1 Year Cap and Buffer	3 Year Cap and Buffer	6 Year Cap and Buffer	6 Year Cap and Buffer	1 Year Annual Fee	3 Year Annual Lock	1 Year Contingent Yield and Buffer	1 Year Contingent Yield and Trigger
8. Proportionate Adjustment to Investment Base = Investment Base * (#7 / #6)	$125.51	$120.93	$122.36	$106.89	$129.74	$125.37	$125.96	$132.99
9. Investment Base After Partial Surrender = Investment Base - #8	$874.49	$879.07	$877.64	$893.11	$870.26	$874.63	$874.04	$867.01
10.Segment Value After Partial Surrender = #9 * Lesser of #4 and #5	$696.73	$726.95	$717.28	$835.54	$670.75	$697.64	$693.89	$651.94
Hypothetical $1000 Investment With -30% Return[2]	$600.00	$600.00	$600.00	$600.00	$600.00	$600.00	$600.00	$600.00
Segment Value Less Hypothetical Investment	$96.73	$126.95	$117.28	$235.54	$70.75	$97.64	$93.89	$51.94
Scenario E.
Assuming the change in the Index Value is 10% (for example from 100.00 to 110.00) and 1% increase in interest rates since the Segment Start Date. The Months Since Segment Start Date for each example is stated above in the Assumptions for All Scenarios.
Example Number	#1	#2	#3	#4	#5	#6	#7	#8
Segment Type	1 Year Cap and Buffer	3 Year Cap and Buffer	6 Year Cap and Buffer	6 Year Cap and Buffer	1 Year Annual Fee	3 Year Annual Lock	1 Year Contingent Yield and Buffer	1 Year Contingent Yield and Trigger
Hypothetical Value of Derivatives Excluding Transaction Costs	5.39%	10.65%	19.00%	11.21%	12.20%	7.29%	4.16%	5.76%
Less Estimated Transaction Costs	0.15%	0.30%	1.00%	0.05%	0.10%	0.55%	0.75%	0.50%
1. Hypothetical Value of Derivatives	5.24%	10.35%	18.00%	11.16%	12.10%	6.74%	3.41%	5.26%
2. Hypothetical Value of Fixed Assets	98.73%	96.62%	86.72%	98.38%	97.71%	95.76%	98.78%	98.05%
3. Present Value of Annual Fees	0.00%	0.00%	0.00%	0.00%	1.47%	0.00%	0.00%	0.00%
4. Proxy Value = #1 + #2 - #3	103.97%	106.97%	104.71%	109.53%	108.34%	102.51%	102.19%	103.31%
5. Prorated Cap or Contingent Yield	102.75%	115.00%	116.67%	195.83%	No Cap	102.75% [1]	101.50%	103.00%
6. Segment Value = Investment Base * Lesser of #4 and #5	$1,027.50	$1,069.72	$1,047.14	$1,095.33	$1,083.41	$1,025.05	$1,015.00	$1,030.00
Hypothetical $1000 Investment With 10% Return[2]	$1,100.00	$1,100.00	$1,100.00	$1,100.00	$1,100.00	$1,100.00	$1,100.00	$1,100.00
Segment Value Less Hypothetical Investment	-$ 72.50	-$ 30.28	-$ 52.86	-$ 4.67	-$ 16.59	-$ 74.95	-$ 85.00	-$ 70.00
Impact to Values Due to Partial Surrender
7. Partial Surrender Amount	$100	$100	$100	$100	$100	$100	$100	$100
8. Proportionate Adjustment to Investment Base = Investment Base * (#7 / #6)	$97.32	$93.48	$95.50	$91.30	$92.30	$97.56	$98.52	$97.09

Example Number	#1	#2	#3	#4	#5	#6	#7	#8
Segment Type	1 Year Cap and Buffer	3 Year Cap and Buffer	6 Year Cap and Buffer	6 Year Cap and Buffer	1 Year Annual Fee	3 Year Annual Lock	1 Year Contingent Yield and Buffer	1 Year Contingent Yield and Trigger
9. Investment Base After Partial Surrender = Investment Base - #8	$902.68	$906.52	$904.50	$908.70	$907.70	$902.44	$901.48	$902.91
10.Segment Value After Partial Surrender = #9 * Lesser of #4 and #5	$927.50	$969.72	$947.14	$995.33	$983.41	$925.05	$915.00	$930.00
Hypothetical $1000 Investment With -10% Return[2]	$1,000.00	$1,000.00	$1,000.00	$1,000.00	$1,000.00	$1,000.00	$1,000.00	$1,000.00
Segment Value Less Hypothetical Investment	-$ 72.50	-$ 30.28	-$ 52.86	-$ 4.67	-$ 16.59	-$ 74.95	-$ 85.00	-$ 70.00
Scenario F.
Assuming the change in the Index Value is 10% (for example from 100.00 to 110.00) and there is 1% decrease in interest rates since the Segment Start Date. The Months Since Segment Start Date for each example is stated above in the Assumptions for All Scenarios.
Example Number	#1	#2	#3	#4	#5	#6	#7	#8
Segment Type	1 Year Cap and Buffer	3 Year Cap and Buffer	6 Year Cap and Buffer	6 Year Cap and Buffer	1 Year Annual Fee	3 Year Annual Lock	1 Year Contingent Yield and Buffer	1 Year Contingent Yield and Trigger
Hypothetical Value of Derivatives Excluding Transaction Costs	4.93%	9.28%	13.97%	10.80%	11.40%	5.06%	3.94%	5.79%
Less Estimated Transaction Costs	0.15%	0.30%	1.00%	0.05%	0.10%	0.55%	0.75%	0.50%
1. Hypothetical Value of Derivatives	4.78%	8.98%	12.97%	10.75%	11.30%	4.51%	3.19%	5.29%
2. Hypothetical Value of Fixed Assets	100.42%	100.71%	96.50%	100.76%	99.07%	101.28%	100.46%	99.41%
3. Present Value of Annual Fees	0.00%	0.00%	0.00%	0.00%	1.49%	0.00%	0.00%	0.00%
4. Proxy Value = #1 + #2 - #3	105.20%	109.68%	109.47%	111.50%	108.88%	105.79%	103.65%	104.69%
5. Prorated Cap or Contingent Yield	102.75%	115.00%	116.67%	195.83%	No Cap	102.75% [1]	101.50%	103.00%
6. Segment Value = Investment Base * Lesser of #4 and #5	$1,027.50	$1,096.84	$1,094.68	$1,115.05	$1,088.84	$1,027.50	$1,015.00	$1,030.00
Hypothetical $1000 Investment With 10% Return[2]	$1,100.00	$1,100.00	$1,100.00	$1,100.00	$1,100.00	$1,100.00	$1,100.00	$1,100.00
Segment Value Less Hypothetical Investment	-$ 72.50	-$ 3.16	-$ 5.32	$15.05	-$ 11.16	-$ 72.50	-$ 85.00	-$ 70.00
Impact to Values Due to Partial Surrender
7. Partial Surrender Amount	$100	$100	$100	$100	$100	$100	$100	$100
8. Proportionate Adjustment to Investment Base = Investment Base * (#7 / #6)	$97.32	$91.17	$91.35	$89.68	$91.84	$97.32	$98.52	$97.09
9. Investment Base After Partial Surrender = Investment Base - #8	$902.68	$908.83	$908.65	$910.32	$908.16	$902.68	$901.48	$902.91

Example Number	#1	#2	#3	#4	#5	#6	#7	#8
Segment Type	1 Year Cap and Buffer	3 Year Cap and Buffer	6 Year Cap and Buffer	6 Year Cap and Buffer	1 Year Annual Fee	3 Year Annual Lock	1 Year Contingent Yield and Buffer	1 Year Contingent Yield and Trigger
10.Segment Value After Partial Surrender = #9 * Lesser of #4 and #5	$927.50	$996.84	$994.68	$1,015.05	$988.84	$927.50	$915.00	$930.00
Hypothetical $1000 Investment With -10% Return[2]	$1,000.00	$1,000.00	$1,000.00	$1,000.00	$1,000.00	$1,000.00	$1,000.00	$1,000.00
Segment Value Less Hypothetical Investment	-$ 72.50	-$ 3.16	-$ 5.32	$15.05	-$ 11.16	-$ 72.50	-$ 85.00	-$ 70.00
(1)
The Prorated Cap for the Annual Lock segment is equal to one plus the Cap prorated for the number of Days since the last Contract Anniversary, multiplied by one plus the Cumulative Annual Lock Return
(2)
Assumes a hypothetical investment with a rate of return that mirrors hypothetical Index returns of 10%, -10%, 30%, and -30%. You cannot invest directly in an Index. This hypothetical investment does not represent any Structured Solutions annuity features such as a Cap, Contingent Yield Upside Participation Rate, Annual Fee, Buffer, Floor or Trigger. Such a hypothetical investment may not be available in the market.
IV. The following amends and replaces the corresponding section in “Incorporation of Certain Documents by Reference”:
Incorporation of Certain Documents by Reference
The SEC allows Us to “incorporate by reference” the information We have filed with the SEC. This means that We can disclose important information to You without actually including the specific information in this prospectus by referring You to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that We later provide to the SEC, and which is deemed to be “filed” with the SEC, will automatically update information previously filed with the SEC, and may replace information in this prospectus and information previously filed with the SEC. We incorporate by reference RiverSource Life Insurance Company’s annual reports on Form 10-K for the year ended Dec. 31, 2022 as filed with the SEC on Feb. 23, 2023, File No. 033-28976, on Form 10-K/A for the year ended Dec. 31, 2022 as filed with the SEC on March 10,2023, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 as filed with the SEC on May 2, 2023, File No. 033-28976, in accordance with the Securities Exchange Act of 1934, as amended and any filings We make with the SEC under Sections 5(d) of the Securities Exchange Act (excluding information deemed to be furnished and not filed with the SEC) after the effective date of this registration statement, until all offerings under the registration statement of which this prospectus forms a part are completed or terminated. The annual report contains additional information about RiverSource Life Insurance Company, including audited financial statements for the latest fiscal year.
RiverSource Life will furnish You without charge a copy of any or all of the documents incorporated by reference into this prospectus, including any exhibits to such documents which have been specifically incorporated by reference. We will do so upon receipt of Your written or oral request. You can contact RiverSource Life at the telephone number and address listed on the first page of the prospectus.
THIS SUPPLEMENT SHOULD BE READ AND RETAINED FOR FUTURE REFERENCE.
SUP9103-0002_(06/23)

This page left blank intentionally

This page left blank intentionally